Exhibit 99.1

Natural Alternatives International, Inc.

Announces Second Quarter Results

SAN MARCOS, CALIF, February 14, 2006 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced net income of $461,000 or $0.07 per diluted share on net sales of $19.9 million for the second quarter ended December 31, 2005.

Second quarter net sales decreased 8% to $19.9 million from $21.5 million for the comparable quarter last year. The reduction in net sales resulted primarily from a decrease in private label contract manufacturing sales. Income from operations was $843,000 compared to $882,000 in the comparable quarter last year. Net income decreased to $461,000 or $0.07 per diluted share from $785,000 or $0.12 per diluted share for the comparable quarter last year.

As of December 31, 2005, NAI had cash and working capital of $2.2 million and $12.3 million, compared to $1.9 million and $14.4 million at June 30, 2005, respectively. Cash flows from operating activities for the first six months of fiscal 2006 were $3.6 million. An additional $3.8 million of term debt was obtained on December 5, 2005 to fund part of the $5.6 million of net cash used in the recent acquisition of Real Health Laboratories, Inc. (RHL).

CEO Mark LeDoux commented, “During the second quarter we made progress towards the long-term growth and diversification of our revenue, customer base and channels of distribution. Our recent acquisition of Real Health Laboratories provides us with a tremendous opportunity to market our own branded products in new distribution channels. We expect to realize strategic, operational and financial benefits beginning with the integration of certain NAI outsourced activities into RHL’s existing operation and anticipated elimination of certain redundant costs.”

President Randell Weaver added, “During the second quarter, we aggressively reduced costs in response to the net sales decline. We are pleased with our progress related to the integration of the RHL acquisition and do not expect a significant impact on profitability in the third quarter. As previously announced, we received initial purchase orders from two new contract manufacturing customers and have since received additional orders. We expect net sales from these two new customers to exceed $10 million in the remainder of the fiscal year.”

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to future financial and operating results, our ability to successfully integrate RHL’s operations and the impact on profitability of such integration, our ability to realize strategic, operational and financial benefits from the acquisition of RHL, to continue to implement our strategic plans, to increase branded product sales, to develop distribution channels, and to develop and increase sales to new customers. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2005	June 30, 2005
ASSETS
Cash and cash equivalents	$2,235	$1,916
Accounts receivable, net	6,486	10,834
Inventories, net	14,883	12,987
Deferred income taxes	559	421
Other current assets	1,589	1,012

Total current assets	25,752	27,170
Property and equipment, net	15,885	16,507
Goodwill and purchased intangibles, net	10,976	—
Deferred income taxes	276	276
Other noncurrent assets, net	197	185

Total Assets	$53,086	$44,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,451	$12,772
Deferred tax liability	1,737	—
Long-term debt, less current installments	5,523	2,979
Deferred rent	1,267	1,264
Long-term pension liability	253	206

Total Liabilities	22,231	17,221

Stockholders’ Equity	30,855	26,917

Total Liabilities and Stockholders’ Equity	$53,086	$44,138

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
NET SALES	$19,868	$21,545	$41,601	$44,272
Cost of goods sold	15,678	16,953	33,355	34,362

Gross profit	4,190	4,592	8,246	9,910
Selling, general & administrative expenses	3,347	3,710	6,725	7,634

INCOME FROM OPERATIONS	843	882	1,521	2,276
Other income (expense), net	(93)	145	(120)	95

INCOME BEFORE INCOME TAXES	750	1,027	1,401	2,371
Provision for income taxes	289	242	528	734

NET INCOME	$461	$785	$873	$1,637

NET INCOME PER COMMON SHARE:
Basic	$0.07	$0.13	$0.14	$0.28

Diluted	$0.07	$0.12	$0.13	$0.25

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,185,816	5,928,766	6,099,603	5,928,521

Diluted	6,485,091	6,571,995	6,477,097	6,512,099